As filed with the Securities and Exchange Commission on February 19, 2021

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
____________

ASHLAND GLOBAL HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)

                           Delaware81-2587835

(State or Other Jurisdiction of Incorporation or Organization)(I.R.S. Employer Identification No.)

8145 Blazer Drive
Wilmington, Delaware 19808
(Address of Principal Executive Offices) (Zip Code)

ASHLAND GLOBAL HOLDINGS INC. 2021 OMNIBUS INCENTIVE COMPENSATION PLAN
(Full title of the plan)

Yvonne Winkler von Mohrenfels
Senior Vice President, General Counsel and Secretary
8145 Blazer Drive
Wilmington, Delaware 19808
(Name and address of agent for service)

(302) 995-3000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☑ Large accelerated filer

☐ Accelerated filer

☐ Non-accelerated file

☐ Smaller reporting company

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	4,350,000	$86.33	$375,535,500	$40,970.92
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers such indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”) of Ashland Global Holdings Inc., a Delaware corporation (“Ashland”), as may become issuable under the Ashland Global Holdings Inc. 2021 Omnibus Incentive Compensation Plan (the “2021 Omnibus Plan”) in connection with a stock split, stock dividend, recapitalization or similar transaction that results in an increase in the number of shares of Common Stock of Ashland.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, and on the basis of the average of the high and low prices of Ashland’s Common Stock, as reported on the New York Stock Exchange on February 16, 2021.

EXPLANATORY NOTE

On November 18, 2020, the Board of Directors of Ashland adopted, subject to stockholder approval, the 2021 Omnibus Plan. On January 28, 2021, the 2021 Omnibus Plan was approved by Ashland’s stockholders at the 2021 Annual Meeting of Stockholders of Ashland.

This Registration Statement registers 4,350,000 shares of Common Stock, issuable to eligible employees and qualified non-employee directors of Ashland pursuant to the 2021 Omnibus Plan.

Contemporaneously with the filing of this Registration Statement, pursuant to Securities Act Rules CD&I 240.15, Ashland is filing Post-Effective Amendment No. 1 to the registration statement on Form S-8 (File No. 333-222841) filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2018 (the “Prior Registration Statement”), to provide that the Prior Registration Statement shall also cover the issuance of the shares registered thereunder pursuant to the 2021 Omnibus Plan once such shares (the “Carried Forward Shares”) are no longer issuable pursuant to the Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan (the “Prior Plan”) and instead become authorized for issuance under the 2021 Omnibus Plan. The Carried Forward Shares shall consist of any shares of Common Stock allocable to outstanding awards under the Prior Plan as of January 28, 2021 to the extent that on or after January 28, 2021 such awards are forfeited or such awards are settled or terminated without a distribution of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants of the 2021 Omnibus Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Ashland with the Commission are incorporated herein by reference as of their respective dates of filing with the Commission and shall be deemed to be a part of this Registration Statement:

(a)	Ashland’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the Commission on November 23, 2020;
(b)	Ashland’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, filed with the Commission on February 4, 2021; and

(c)	Ashland’s Current Reports on Form 8-K filed with the Commission on January 22, 2021 and February 3, 2021; and
(d)

The description of the shares of the Common Stock of Ashland contained in Ashland’s Registration Statement on Form S-4, filed with the Commission on August 3, 2016, including any amendments or reports filed for the purpose of updating such description (including Exhibit 4.14(a) to our Annual Report on Form 10-K filed on November 25, 2019).

All reports and other documents subsequently filed by Ashland pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided that documents or information deemed to have been “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock offered hereby has been passed upon by Yvonne Winkler von Mohrenfels, Ashland’s Senior Vice President, General Counsel and Secretary. As of the date this Registration Statement is filed with the Commission, Ms. Winkler von Mohrenfels beneficially owns (i) 3,206.154 shares of Ashland Common Stock, (ii) 4,277.328 unvested restricted stock units, and (iii) 6,210 Stock Appreciation Rights, the value of which is based on the appreciation of Ashland Common Stock over time. Ms. Winkler von Mohrenfels has received awards under the Prior Plan and may receive awards under the 2021 Omnibus Plan in the future.

Item 6. Indemnification of Directors and Officers.

A.	Indemnification

The General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any individual who was or is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because he or she is or was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. In the case of an action brought by or in the right of the corporation, no indemnification is permitted if the director or officer is adjudged liable to the corporation, unless and only to the extent the Delaware Court of Chancery or the court in which the proceeding was brought determines that in view of all of the circumstances of the case such person is fairly and reasonably entitled to indemnification for expenses.

A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified. In general, Ashland’s Amended and Restated Certificate of Incorporation (the “Certificate”) permits, and Ashland’s Amended and Restated By-laws (the “By-laws”) require, such indemnification with respect to directors and officers, to the fullest extent permitted under Delaware or other applicable law. Ashland is required by its By-laws to advance expenses that will be incurred by one of its directors or officers.

B.	Limitations on Directors’ Liability

The DGCL permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Ashland’s Certificate provides that, to the fullest extent that the DGCL or any other law of the State of Delaware permits the limitation or elimination of the liability of directors, no Ashland director shall be liable to Ashland or its stockholders for monetary damages for breach of fiduciary duty as a director.

C.	Contracts

Ashland has entered into indemnification agreements with each of its directors that require that Ashland indemnify such directors to the fullest extent permitted by applicable law, subject to certain exceptions and limitations.

D.	Insurance

Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of directors, officers, employees or agents of the corporation, who are or were serving in that capacity, against liability asserted against or incurred in that capacity or arising from that status, whether or not the corporation would have power to indemnify against the same liability.

Ashland has purchased insurance that (subject to certain terms and conditions, exclusions and deductibles) insures Ashland against certain costs that it might be required to pay by way of indemnification to directors or officers under Ashland’s organizational documents, indemnification agreements or otherwise, and protects individual directors and officers from certain losses for which they might not be indemnified by Ashland. In addition, Ashland has purchased insurance that provides liability coverage (subject to certain terms and conditions, exclusion and deductibles) for amounts that Ashland or the fiduciaries under their employee benefit plans, which may include its respective directors, officers and employees, might be required to pay as a result of a breach of fiduciary duty.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4.1

Amended and Restated Certificate of Incorporation of Ashland Global Holdings Inc. (incorporated by reference to Exhibit 3.1 of Ashland’s Current Report on Form 8-K filed with the Commission on September 20, 2016 (SEC File No. 333-211719))

4.2

Amended and Restated By-laws of Ashland Global Holdings Inc. (incorporated by reference to Exhibit 3.1 to Ashland’s Current Report on Form 8-K filed with the Commission on November 17, 2017 (SEC File No. 333-211719))

4.3

Ashland Global Holdings Inc.  2021 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to Ashland’s Current Report on Form 8-K filed with the Commission on February 3, 2021 (SEC File No. 333-211719)

5.1*	Opinion of Yvonne Winkler von Mohrenfels
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Yvonne Winkler von Mohrenfels (contained in Exhibit 5.1 hereto).
23.3*	Consent of Nathan Associates, Inc.
24.1*	Power of Attorney of each person whose signature on this Registration Statement was signed by another pursuant to a power of attorney

* Filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply since this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Ashland certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on this 19th day of February, 2021.

ASHLAND GLOBAL HOLDINGS INC.
(Registrant)

/s/ Yvonne Winkler von Mohrenfels
Yvonne Winkler von Mohrenfels
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

*	Chairman of the Board, Chief	February 19, 2021
Guillermo Novo	Executive Officer and Director (Principal Executive Officer)

*	Senior Vice President and Chief	February 19, 2021
J. Kevin Willis	Financial Officer (Principal Financial Officer)

*	Vice President, Finance and Principal	February 19, 2021
Eric N. Boni	Accounting Officer (Principal Accounting Officer)

*	Director	February 19, 2021
Brendan M. Cummins

*	Director	February 19, 2021
William G. Dempsey

*	Director	February 19, 2021
Jay V. Ihlenfeld

*	Director	February 19, 2021
Wetteny Joseph

*	Director	February 19, 2021
Susan L. Main

*	Director	February 19, 2021
Jerome A. Peribere

*	Director	February 19, 2021
Ricky C. Sandler

*	Director	February 19, 2021
Janice J. Teal

•

The undersigned, by signing her name hereto, executes this Registration Statement pursuant to a power of attorney executed by the above-named persons and filed with the Securities and Exchange Commission as an Exhibit to this Registration Statement.

/s/ Yvonne Winkler von Mohrenfels

Yvonne Winkler von Mohrenfels

Attorney-in-Fact

February 19, 2021